Exhibit 21

FREDERICK’S OF HOLLYWOOD GROUP INC.
SUBSIDIARIES

Name of Subsidiary	Ownership	State of Incorporation

FOH Holdings, Inc.	100%	Delaware
Cinejour Lingerie Inc.	100%	Canada